Exhibit 3.1

ARTICLES OF AMENDMENT
OF
BANNER CORPORATION

Banner Corporation, a corporation organized and existing under the laws of the State of Washington (the “Corporation”), in accordance with the provisions of Chapter 23B.10 and Section 23B.06.020 of the Revised Code of Washington thereof, does hereby certify and submit for filing these Articles of Amendment to its Amended and Restated Articles of Incorporation:

FIRST:                      The name of the corporation is Banner Corporation.

SECOND:                 The amendment revised the first paragraph of Article IV of the Corporation’s Amended and Restated Articles of Incorporation to read as follows:

ARTICLE IV. Capital Stock.  The total number of shares of all classes of capital stock which the corporation has authority to issue is 50,500,000, of which 50,000,000 shall be common stock of par value of $0.01 per share, and of which 500,000 shall be serial preferred stock of par value $0.01 per share.  Upon the filing and effectiveness pursuant to the Washington Business Corporation Act of these Articles of Amendment (“Effective Time”), each seven (7) shares of common stock issued and outstanding immediately prior to the Effective Time shall be combined and changed into one (1) validly issued, fully paid and non-assessable share of common stock without any further action by the corporation or the holder thereof (the “reverse stock split”).  Any fractional shares resulting from the reverse stock split will not be issued (except as permitted below), but will be paid out in cash (without interest or deduction) in the amount equal to the number of shares exchanged into such fractional share multiplied by the closing trading price of the corporation’s common stock on the NASDAQ Global Select on the trading day immediately before the Effective Time.  Participants in the corporation’s Employee Stock Ownership Plan and Dividend Reinvestment and Direct Stock Purchase and Sale Plan will receive their whole and fractional shares resulting from the reverse stock split credited to their accounts.

THIRD:                     These Articles of Amendment to the Amended and Restated Articles of Incorporation do not provide for an exchange, reclassification or cancellation of any issued shares.

FOURTH:                 The amendment was adopted on April 26, 2011.

FIFTH:                      The amendment was duly approved by the shareholders of the Corporation in accordance with the provisions of Sections 23B.10.030 and 23B.10.040 of the Revised Code of Washington.

SIXTH:                      These Articles of Amendment shall be effective at 12:01 a.m., June 1, 2011.

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SIGNATURE

Banner Corporation has caused these Articles of Amendment to be signed by Lloyd W. Baker, its Executive Vice President and Chief Financial Officer, this 26th day of May, 2011.

BANNER CORPORATION

/s/Lloyd W. Baker
Lloyd W. Baker
Executive Vice President and
Chief Financial Officer

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